Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

HUDSON ACQUISITION I CORP.

October 15, 2025

HUDSON ACQUISITION I CORP., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Hudson Acquisition I Corp..” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 13, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation, which both amended and restated the provisions of the Original Certificate, was filed in the office of the Secretary of State of the State of Delaware on May 7, 2021 (the “Amended and Restated Certificate of Incorporation”), a Second Amended and Restated Certificate of Incorporation, which both amended and restated the provisions of the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 18, 2022 (the “Second Amended and Restated Certificate of Incorporation”). A third amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 10, 2024. The Third Amended and Restated Certificate of Incorporation is referred to herein as the “Charter.”

2.	This fourth amendment (the “Amendment”) to the Third Amended and Restated Certificate of Incorporation further amends the Charter.

3.	This Amendment to the Third Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote by holders of at least 65% of the outstanding shares of Common Stock who attended and voted (in person online or by proxy) at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section E of the Sixth Article of the Charter is hereby amended by deleting the following words: “(iii) up to 36 months from the consummation of the IPO if the Corporation elects to extend the amount of time to complete a Business Combination (in any case, such date being referred to as the “Termination Date”), as the Corporation may choose to do up to nine (9) times in one-month increments (each a “Monthly Extension”) until October 18, 2025, which shall no longer require monthly deposits into the Trust Account as of July 5, 2024.” and replacing them with the words: “(iii) up to 45 months from the consummation of the IPO if the Corporation elects to extend the amount of time to complete a Business Combination (in any case, such date being referred to as the “Termination Date”), as the Corporation may choose to do up to nine (9) times in one-month increments (each a “Monthly Extension”) until July 18, 2026, which shall no longer require monthly deposits into the Trust Account.”

IN WITNESS WHEREOF, Hudson Acquisition I Corp. has caused this Amendment to be duly executed in its name and on its behalf by an authorized officer as of this 15th day of October, 2025.

HUDSON ACQUISITION I CORP.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 02:12 PM 10/15/2025 FILED 02:12 PM 10/15/2025 SR 20254275878 - File Number 4715806